Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING AND RESIGNATION AND APPOINTMENT OF NEW BOARD DIRECTOR

Eau Claire, Wisconsin (May 18, 2023) – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Randy F. Lieble and Joseph G. Stienessen to new three-year terms as directors at the May 16, 2023, annual stockholders meeting. The stockolders also ratified the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023, and in two non-binding votes the stockholders approved the compensation of the Company’s named executive officers and voted on the frequency of future advisory votes on executive compensation. In addition, during the meeting, the Safety segment’s new Rely™ smoke and combination smoke/carbon monoxide alarms were shown, as were the Housewares/Small Appliance segment’s new FreshDaddy™ vacuum sealers.

The new Rely™ smoke and combination smoke/carbon monoxide alarms feature a choice of audible English and Spanish alerts and a 10-year battery. Two versions of each will be offered. The first version is battery operated, while the second is a hardwired version with battery backup.

The new line of FreshDaddy™ vacuum sealing products that was shown includes three vacuum sealers. Each is a handsome product with stainless steel accents. The first vacuum sealer is a basic unit that cuts, seals, and vacuum-seals custom bags from roll material included with the product. The second vacuum sealer is a premium unit. It not only performs the basic cutting, sealing, and vacuum sealing functions but also offers ultra-convenient bag storage and an accessory to vacuum reusable zipper bags and containers. The third is a deluxe unit with extra vacuuming power, digital controls, and a scale for portion control. It not only has the ability to vacuum zipper bags and containers but also features a marinate setting that enables the user to complete the marinating process in a mere 30 minutes rather than overnight. The segment also will be offering rolls of bags, reusable zipper bags in quart and gallon sizes, a three-piece vacuum container set, and a wine stopper.

During the Board Meeting held on the same day, Board Director Richard Cardozo tendered his resignation. The Board accepted the resignation, after thanking him for his 25 years of invaluable service and noting that his wisdom and knowledge would be missed. The Board appointed Douglas Frederick, the Company’s Chief Operating Officer and Secretary, to fill the unexpired term of Mr. Cardozo’s seat.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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